UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 4, 2016 (December 31, 2015)

TICC CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	000-50398	20-0188736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 983-5275

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under thae Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On January 4, 2016, TICC Capital Corp. (the “Company”) issued a press release announcing that TICC Funding LLC, a special purpose vehicle and wholly-owned subsidiary of the Company, which previously entered into a revolving credit facility (the "Facility") with Citibank, N.A., has repaid in full its $150 million of outstanding borrowings under the Facility and has unilaterally terminated the Facility as of December 31, 2015 in accordance with its terms.

The Facility was secured by a pool of loans that had been contributed to TICC Funding by the Company. Subject to certain exceptions, pricing under the Facility was based on the London interbank offered rate for an interest period equal to three months plus a spread of 1.50% per annum.  Interest on the borrowrings was payable quarterly in arrears. In connection with the early repayment and termination of the Facility, the Company was required to pay a prepayment fee equal to $562,500 and aggregate breakage and administrative fees equal to approximately $10,900. The Facility had been scheduled to mature on October 27, 2017.

A copy of the press release announcing the completion of the Company’s repayment of outstanding borrowings under the Facility and its subsequent termination of the Facility is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated January 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 4, 2016	TICC CAPITAL CORP.

		By:	/s/ Saul B. Rosenthal
Saul B. Rosenthal
President